Filed Pursuant to Rule 424(b)(2)
File No. 333-51876

PROSPECTUS SUPPLEMENT	To Prospectus dated December 22, 2000

$200,000,000

Cytec Industries Inc.

4.60% NOTES DUE 2013

We will pay interest on the notes on January 1 and July 1 of each year, beginning January 1, 2004. We may redeem some or all of the notes at any time and from time to time at a redemption price described in this prospectus supplement under the heading “Description of the Notes—Optional Redemption”. The notes will mature on July 1, 2013.

The notes will be unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

	Per Note	Total

Price to Public(1)	99.984%	$199,968,000
Underwriting Discount	0.650%	$1,300,000
Proceeds to Cytec Industries Inc.	99.334%	$198,668,000

(1)	Plus accrued interest, if any, from June 27, 2003 if settlement occurs after that date.

The notes will be delivered to investors on or about June 27, 2003 in book-entry form only through the facilities of The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

ABN AMRO Incorporated	Wachovia Securities

Citigroup

Credit Lyonnais Securities

PNC Capital Markets, Inc.

The date of this prospectus supplement is June 24, 2003.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell notes in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, respectively, regardless of the time of delivery of this prospectus supplement or any sale of the notes.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and supersede that information in the accompanying prospectus. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision.

SUMMARY

The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus supplement and the accompanying prospectus. Unless indicated otherwise, the terms “our company,” “we,” “our” and “us” refer collectively to Cytec Industries Inc. and its subsidiaries.

Our Business

Cytec Industries Inc.

We are a global specialty chemicals and materials company that focuses on value-added products. We serve major markets for aerospace, water treatment and mining, automotive and industrial coatings, plastics and chemical intermediates. We manufacture the vast majority of our products and sell our products worldwide.

We operate in four general segments: Water and Industrial Process Chemicals, Performance Products, Specialty Materials and Building Block Chemicals. Water and Industrial Process Chemicals principally include water treating chemicals, mining chemicals and phosphine chemicals. Performance Products principally include coating chemicals, performance chemicals and polymer additives. Specialty Materials principally include advanced composites and adhesives. Building Block Chemicals principally include acrylonitrile, acrylamide, hydrocyanic acid, melamine and sulfuric acid.

We characterize our businesses as platform businesses and value businesses. Platform businesses are those businesses that we believe have a competitive advantage to grow organically and by extension through strategic acquisitions. Value businesses are those businesses without the same growth characteristics and which are expected to build sales and profit growth through greater focus on manufacturing productivity. Our platform businesses are water treating chemicals, mining chemicals, phosphine chemicals, coating chemicals, performance chemicals and specialty materials. Our value businesses are polymer additives and building block chemicals. We regularly review our business portfolio in terms of strategic fit and financial performance and may from time to time dispose of or withdraw certain product lines and/or acquire additional product lines or technologies. Additionally, regular reviews are performed of the cost effectiveness and profitability of plant sites or individual facilities within such sites.

Our executive offices are located at Five Garret Mountain Plaza, West Paterson, New Jersey 07424, telephone number (973) 357-3100. Our web site is located at www.cytec.com. The contents of our web site are not a part of this prospectus supplement.

Our Business Strategy

We continue to emphasize four key drivers of growth to achieve our strategic goals: customer focus, operational excellence, superior technology and employee commitment. Our objective is to become a premier global specialty chemical and materials company and, in seeking to achieve this goal, our strategies are to:

Build and maintain number-one or number-two market share positions in niche markets.    We continuously strive to establish or maintain leading positions in our markets by providing products and services which consistently meet or exceed the requirements of our customers.

Achieve operational excellence.    We employ a number of methodologies, including Six Sigma, to bring greater speed, efficiency and accuracy to our manufacturing, research and development, and technical service endeavors. These processes assist us in reducing our product costs and creating efficient manufacturing environments. We believe that we still have significant potential to further enhance our operating results by applying these processes to all aspects of our operations.

Develop new applications for our existing products and achieve new product innovation through market-focused research and development.    We continuously seek to grow our business by leveraging existing products. Technological innovation to develop new products that meet the challenging needs of existing and potential customers is a priority to us. We are committed to providing the resources to develop technology that will build and sustain our businesses.

Maintain world-class facilities and lean manufacturing principles.    We believe that maintaining premier manufacturing plant sites and performing only value-added activities is a prerequisite to maximizing product quality and operating efficiency.

Capitalize on strategic acquisition opportunities.    We actively seek to grow our business by making strategic investments to complement and leverage our suite of specialty products and applications.

Maintain our dedicated commitment to our employees worldwide.    We respect every employee and strive continuously to improve our safety, health and environmental performance for the benefit of our employees. As part of our global Responsible Care program, a primary goal is to achieve zero accidents that result in injuries to employees.

Recent Developments

On June 20, 2003, we entered into a definitive agreement with Avecia Investments Limited to acquire substantially all the assets and liabilities of Avecia’s Metal Extractant Products (“MEP”) and Intermediate & Stabilizers (“I&S”) businesses for approximately $97 million. The combined businesses had 2002 sales of approximately $65 million. The MEP business is a global leader in extractants for copper oxide ores, which complements our existing Mining Chemicals product line. The I&S business supplies a variety of specialty products which fit within our Performance Chemicals product line, including acrylic stabilizers. The consummation of this acquisition is subject to regulatory approval and other customary closing conditions.

On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” and recorded a liability of $22.8 million as described in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003. If we had adopted this Statement as of December 31, 2001, 2000 and 1999, a liability of $21.2 million, $19.9 million and $18.6 million, respectively, would have been recorded.

The Offering

Issuer	Cytec Industries Inc.

Securities Offered	$200,000,000 aggregate principal amount of 4.60% Notes due 2013.

Maturity Date	July 1, 2013.

Interest	4.60% per year. Interest on the notes will accrue from the date of issuance.

Interest Payment Dates	January 1 and July 1 of each year, beginning January 1, 2004.

Ranking

The notes rank equally and ratably with all of our other unsecured and unsubordinated obligations. The notes will be effectively structurally subordinated to the indebtedness and claims of creditors of our subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part, at any time at a redemption price described under the heading “Description of the Notes—Optional Redemption”.

Certain Covenants

The principal covenants under the indenture governing the notes relate to limitation on liens, limitation on sale and leaseback transactions, restrictions on stock dispositions and maintenance of corporate existence. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Use of Proceeds	We expect to use the net proceeds from this offering for general corporate purposes, as described under the heading “Use of Proceeds”.

Summary Consolidated Financial Data

The following table presents summary consolidated financial data for our company for the periods and as of the dates presented. We derived the summary consolidated financial data for the years ended December 31, 2002, 2001 and 2000 from our audited consolidated financial statements incorporated by reference herein. We derived the summary consolidated financial data for the three months ended March 31, 2003 and 2002 from our unaudited consolidated financial statements incorporated by reference herein. You should read this data in conjunction with the information set forth under “Capitalization,” and our consolidated financial statements, the related notes and the other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,				Year Ended December 31,
	2003		2002		2002		2001		2000
	(unaudited)
	(in millions)
Statement of Income Data:
Net sales	$367.4		$318.0		$1,346.2		$1,387.1		$1,492.5
Manufacturing cost of sales	272.4		248.0	(2)	1,022.4	(6)	1,070.1	(10)	1,078.7	(13)
Research and process development	8.2		8.9	(3)	33.7	(3)	32.4		38.6	(14)
Other operating expenses	42.7		45.7	(4)	172.7	(7)	172.0	(11)	198.6	(15)
Earnings from operations	44.1		15.4		117.4		112.7		176.6
Other income (expense), net	(1.2)		(0.9)		3.2		7.9		104.6	(16)
Equity in earnings of associated companies	2.5		1.1	(5)	6.1	(5)	0.1	(12)	15.0
Interest expense, net	4.1		5.1		16.5	(8)	19.6		25.1
Income tax provision	12.4		3.5		30.9	(9)	34.9		93.5
Earnings before extraordinary item	28.9		7.0		79.3		66.2		177.6
Extraordinary gain, net of taxes	—		—		—		4.9		—
Earnings before cumulative effect of change in accounting principle	$28.9		$7.0		$79.3		$77.1		$177.6
Cumulative effect of change in accounting principle, net of taxes	(13.6	)(1)	—		—		—		—

Net earnings available for common stockholders	$15.3		$7.0		$79.3		$77.1		$177.6
Balance Sheet Data:
Additions to plants, equipment and facilities	$18.9		$11.6		$62.2		$63.9		$76.5
Current assets	534.1		533.1		604.8		472.6		567.8
Current liabilities	343.7		298.4		430.8		282.0		358.9
Working capital	190.4		234.7		174.0		190.6		208.9
Plants, equipment and facilities, at cost	1,408.0		1,349.5		1,383.4		1,344.5		1,326.3
Net plant investment	579.9		588.8		577.9		598.0		616.2
Total assets	1,688.9		1,661.1		1,751.5		1,650.4		1,721.6
Long-term debt (including current maturities)	216.2		315.0		315.9		314.7		313.4
Other noncurrent liabilities	494.4		407.3		481.8		416.8		433.1
Total stockholders’ equity	$634.6		$640.4		$622.9		$636.9		$616.2

(1)	One-time, after taxes charge of $13.6 for the cumulative effect of a change in accounting principle resulting from the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”.
(2)	Includes net restructuring charges of $10.8 for plant closure and expenses associated with discontinuing a product line.
(3)	Includes net restructuring charges of $1.0 which primarily relate to employee reductions in the Specialty Chemicals and Specialty Materials segments.
(4)	Includes net restructuring charges of $3.0 which primarily relate to employee reductions in the Specialty Chemicals and Specialty Materials segments.
(5)	Includes net restructuring charges of $0.4 related to our share of restructuring charges recorded by CYRO Industries.
(6)	Includes net restructuring charges of $10.3 for plant closure and employee related costs and expenses associated with discontinuing a product line.
(7)	Includes net restructuring charges of $2.4, and a charge of $1.7 for costs associated with a tax refund related to the prior years’ research and development tax credit.
(8)	Includes $2.0 of interest income related to research and development tax credit.

(9)	Includes a $6.0 reduction in income tax expense related to a refund associated with prior years’ research and development tax credits.
(10)	Includes a restructuring charge of $4.6 related to the mothballing of the Fortier ammonia plant and our share of the related personnel reductions at the Fortier facility.
(11)	Includes a restructuring charge of $0.8, and $9.7 of goodwill amortization that is no longer amortized under Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Tangible Assets”.
(12)	Includes a restructuring charge of $2.3 related to our 50% share of restructuring charges recorded by CYRO Industries.
(13)	Includes a net restructuring charge of $3.3 and a charge of $1.4 for receivables due to us from our former ammonia joint venture.
(14)	Includes a net restructuring charge of $1.1 related to a workforce reduction and the discontinuance of a tolling operation.
(15)	Includes net restructuring charges of $5.7, and $9.4 of goodwill amortization that is no longer amortized under SFAS 142.
(16)	Includes a gain of $88.3 from the divestiture of the paper chemicals business, a gain of $13.3, discounted and net of expenses, from an environmental remediation insurance settlement, a gain of $7.1 from the sale of real estate at a former plant site and a charge of $4.8 for the write-down of receivables from the AC Molding Compounds joint venture.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income tax (benefit) expense plus dividends paid to us from associated companies and fixed charges, less capitalized interest net of amortization. Fixed charges consist of interest on indebtedness plus amortized premiums, discounts and deferred financing costs and the portion of rentals representative of an interest factor.

	Three Months Ended March 31, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	7.8	4.9	4.8	8.9	6.1	6.9

USE OF PROCEEDS

We intend to use the net proceeds from this offering, which we estimate to be approximately $198.5 million, after deducting underwriting discounts and estimated expenses of the offering, for general corporate purposes, which may include acquisitions of product lines and technologies (including the acquisition of Avecia Investments Limited’s MEP and I&S businesses) and additional funding of certain of our benefit plans.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term debt and consolidated capitalization as of March 31, 2003 on an actual basis and as adjusted to give effect to this offering, after deducting underwriting discounts and commissions and estimated offering expenses.

The financial data in the following table are derived from our unaudited consolidated balance sheet as of March 31, 2003, as adjusted for this offering. The following data are qualified in their entirety by our financial statements and other information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2003
	Actual	As Adjusted
	(in millions)

Cash and cash equivalents	$92.8	$291.3

Short term debt	$0.0	$0.0

Long-term debt
6.75% Notes due 2008	97.3	97.3
6.846% Mandatory Par Put Remarketed Securities	118.9	118.9
Notes offered hereby	0.0	200.0

Total debt	$216.2	$416.2

Stockholders’ equity
Preferred stock, 20,000,000 shares authorized; issued and outstanding 4,000 shares, Series C Cumulative, $0.01 par value at liquidation value of $25 per share	$0.1	$0.1
Common stock, 150,000,000 shares authorized; issued 48,132,640 shares, $0.01 par value per share	0.5	0.5
Additional paid-in capital	129.7	129.7
Retained earnings	920.7	920.7
Unearned compensation	(5.3)	(5.3)
Additional minimum pension liability	(98.0)	(98.0)
Unrealized loss on derivative instruments	(0.2)	(0.2)
Accumulated translation adjustments	(13.3)	(13.3)
Treasury stock, at cost, 9,631,923 shares in 2003	(299.6)	(299.6)

Total stockholders’ equity	$634.6	$634.6

Total capitalization	$850.8	$1,050.8

DESCRIPTION OF THE NOTES

General

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth under the heading “Description of the Debt Securities” in the accompanying prospectus. If the descriptions are inconsistent, the information in this prospectus supplement replaces the information in the accompanying prospectus.

The notes will be issued under an indenture dated as of March 15, 1998, between us and PNC Bank, National Association, as trustee (the “trustee”), as amended by the First Supplemental Indenture dated as of May 11, 1998 (the “indenture”). In November 1998, The Chase Manhattan Bank acquired substantially all of the assets of the corporate trust business of PNC Bank, National Association (including the duties and rights of PNC Bank, National Association, under the indenture). Subsequently, in connection with a merger between The Chase Manhattan Bank and J.P. Morgan & Co. Incorporated, The Chase Manhattan Bank changed its name to JPMorgan Chase Bank. Accordingly, JPMorgan Chase Bank is now the trustee under the indenture and also the registrar and paying agent.

The notes will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to the indebtedness and claims of creditors of our subsidiaries.

The notes will bear interest from June 27, 2003, at the rate of 4.60% per annum. Interest on the notes will be payable semi-annually on January 1 and July 1, commencing January 1, 2004, to the person in whose name they are registered at the close of business on the December 15 or June 15 preceding such January 1 or July 1. The notes will mature on July 1, 2013.

If a payment date is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York (a “legal holiday”), payment shall be made on the next succeeding day that is not a legal holiday, and no interest shall accrue for the intervening period. If a regular record date is a legal holiday, the record date shall not be affected.

The notes will initially be limited to $200,000,000 aggregate principal amount. We may in the future, without the consent of the holders of the notes, issue additional notes on the same terms and conditions and with the same CUSIP numbers as the notes being offered hereby, and the notes and such additional notes shall constitute a single series of notes under the indenture.

Optional Redemption

We may redeem the notes, in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 20 basis points, plus, in each case, accrued interest thereon to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) if the trustee obtains four or more Reference Treasury Dealer Quotations for such redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains three or less such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) ABN AMRO Bank, N.V. and Wachovia Securities, LLC and their respective successors, and one other primary U.S. Government Securities dealer in New York City selected by Wachovia Securities, LLC; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

In the event of redemption of less than all of the notes, selection of the notes for redemption will be made by the trustee (in multiples of $1,000) by lot or by such other method as the trustee shall consider fair and appropriate. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancelation of the original note.

Sinking Fund

The notes will not be subject to any sinking fund.

Events of Default

Any one of the following events will constitute an event of default with regard to the notes under the indenture:

(a)  default continued for 30 days in payment of any installment of interest on the notes when due and payable;

(b)  default in payment of all or any part of the principal on the notes when due and payable either at maturity, upon any redemption, by declaration or otherwise;

(c)  default in the performance, or breach, of any of our covenants or warranties in respect of the notes and continuance of that default or breach for a period of 60 days after written notice as provided in the indenture;

(d)  the voluntary or involuntary bankruptcy, insolvency, or reorganization under any applicable law of our company or any Restricted Subsidiary; and

(e)  certain events of default resulting in the acceleration of the maturity of the related indebtedness for borrowed money aggregating in excess of $50,000,000 under any mortgage, indentures (including the indenture) or instruments under which we may have issued, or by which there may have been secured or evidenced, any other indebtedness for borrowed money.

However, a default under clause (c) will not constitute an event of default with respect to the notes until the trustee or holders of at least 25% in principal amount of the outstanding notes notify us of the default and we do not cure such default within the time specified after receipt of such notice. For more information, please see “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Defeasance and Covenant Defeasance

Subject to certain conditions set forth in the indenture and described under the heading “Description of the Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus, we may terminate at any time some or all of our obligations under the notes and the indenture if we deposit with the trustee (i) money or (ii) direct obligations of the U.S. (or certificates representing an ownership interest in such obligations) for the payment of which the full faith and credit of the U.S. (including any agency or instrumentality thereof) is pledged and which are not callable at our option, for the payment of principal and interest on the notes to redemption or maturity, as the case may be.

Book-entry, Delivery and Form.

The notes will be issued in the form of one or more fully registered global securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC” or the “Depositary”), and registered in the name of the Depositary’s nominee.

DTC has advised as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct Participants” include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtc.com.

Purchases of the notes under DTC’s book-entry system must be made by or through Direct Participants. Upon the issuance by us of the notes, DTC will credit, on its book-entry system, the respective principal amounts of the notes to the accounts of Participants. The ownership interest of each actual purchase of each note (a “Beneficial Owner”) will be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the global notes are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC, or its nominee, is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as provided below, Beneficial Owners of the global notes will not be entitled to have book-entry notes represented by the notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each Beneficial Owner must rely on the procedures of DTC and, if the person is not a Participant, on the procedures of the Participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders of notes or that a Beneficial Owner desires to give or to take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take the action, and the Participants would authorize Beneficial Owners owning through the Participants to give or to take the action or would otherwise act upon the instructions of Beneficial Owners.

Principal and interest payments on the notes registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global notes. Under the terms of the notes, we and the trustee will treat the persons in whose names the notes are registered as the owners of those notes for the purposes of receiving payment of principal and interest on those notes and for all other purposes whatsoever. Neither we, the trustee nor any paying agent of ours or the trustee has any responsibility or liability for any aspect of the records relating to, or the payments made on account of, beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of the Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the Participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal tax consequences to holders of the notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your notes in the initial offering.

•	The discussion only covers you if you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes. We suggest that you consult your tax advisor about the consequences of holding notes in your particular situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the United States Internal Revenue Service (“IRS”) on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying the notes, we suggest that you consult your tax advisor about the tax consequences of holding the notes in your particular situation as well as any tax consequences arising under state, local or foreign law.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder”. A “U.S. Holder” is a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created under U.S. law (federal or state); or

•	an estate or trust whose world-wide income is subject to U.S. federal income tax.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

Interest

•	If you are a cash method taxpayer (including most individual holders), you must report interest on the notes as ordinary income when you receive it.

•	If you are an accrual method taxpayer, you must report interest on the notes as ordinary income as it accrues.

Sale or Retirement of Notes

If you sell a note or it is redeemed:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

•	Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year. For an individual, the maximum tax rate on long term capital gains is 15% for sales or exchanges of the notes after May 5, 2003 and before December 31, 2008, after which the maximum rate will increase to 20%.

•	If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold at a current rate of 28% of all amounts payable to you on the notes (including principal payments). This is called “backup withholding”. If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder”. A “Non-U.S. Holder” is a beneficial owner of a note who is an individual, corporation (including any entity treated as a corporation for U.S federal income tax purposes), estate or trust that is not a U.S holder.

Withholding Taxes

Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the notes and that you are not a U.S. Holder.

•	You hold your notes directly through a “qualified intermediary”, and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form.

•	The interest income on the notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes.

•	You own 10% or more of the voting stock of Cytec Industries Inc., are a “controlled foreign corporation” with respect to Cytec Industries Inc., or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., each as discussed above.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. Holders of the notes, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale or Retirement of Notes

If you sell a note or it is redeemed, you generally will not be subject to U.S. federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the U.S.

•	You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

•	The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business

If you hold your note in connection with a trade or business that you are conducting in the U.S.:

•	Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

•	If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the U.S. and you did not own 10% or more of the voting stock of Cytec Industries Inc.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding for U.S. Holders are described above under “Tax Consequences to U.S. Holders—Information Reporting and Backup Withholding”. These rules apply to Non-U.S. Holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above under “—Withholding Taxes”. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, interest payments made to you will generally be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

UNDERWRITING

ABN AMRO Incorporated and Wachovia Securities, LLC, are acting as joint book-running managers of the offering, and are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
ABN AMRO Incorporated	$75,000,000
Wachovia Securities, LLC	75,000,000
Citigroup Global Markets Inc.	30,000,000
Credit Lyonnais Securities Inc.	10,000,000
PNC Capital Markets, Inc.	10,000,000

Total	$200,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $1,500,000.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. ABN AMRO Bank, an affiliate of ABN AMRO Incorporated, Wachovia Bank, an affiliate of Wachovia Securities, LLC, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Credit Lyonnais New York Branch, an affiliate of Credit Lyonnais Securities Inc., and PNC Bank, National Association, an affiliate of PNC Capital Markets, Inc., are lenders under our credit facility.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The legality of the notes will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York and for the underwriters by Mayer, Brown, Rowe & Maw, Chicago, Illinois.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Cytec Industries Inc. and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report of KPMG LLP covering the December 31, 2002 and 2001 consolidated financial statements refers to our adoption of Statement of Financial Accounting Standards No. 141, “Business Combinations” effective July 1, 2001 and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002.

PROSPECTUS

CYTEC INDUSTRIES INC.

$400,000,000

DEBT SECURITIES

We may offer these debt securities in one or more offerings having an aggregate public offering price of up to $400,000,000. When we decide to sell a particular series of debt securities, we will prepare a prospectus supplement describing those debt securities and our plan of distribution. You should read this prospectus and any prospectus supplement carefully.

Our common stock is traded on the New York Stock Exchange under the symbol “CYT”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2000.

Prospectus

ABOUT THIS PROSPECTUS	2
WHERE YOU CAN FIND MORE INFORMATION	2
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	4
CYTEC INDUSTRIES	4
USE OF PROCEEDS	5
RATIO OF EARNINGS TO FIXED CHARGES	5
DESCRIPTION OF DEBT SECURITIES	5
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	14
EXPERTS	15

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000. This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference therein. We have not authorized anyone to provide you with different information. We are offering to sell debt securities and making offers to buy debt securities only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the debt securities.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE DEBT SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE DEBT SECURITIES. SPECIFICALLY, THE UNDERWRITERS OR AGENTS SPECIFIED IN THE RELEVANT PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE THE DEBT SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE DEBT SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “PLAN OF DISTRIBUTION” IN THIS PROSPECTUS AND “PLAN OF DISTRIBUTION” IN ANY PROSPECTUS SUPPLEMENT.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of these debt securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the debt securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 7 World Trade Center Suite 1300 New York, New York 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is  http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us.

•	Our Annual Report on Form 10-K for the year ended December 31, 1999

•	Our Proxy Statement on Schedule 14A that was filed on March 29, 2000

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2000, June 30, 2000 and March 31, 2000

We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering of the debt securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

You can also obtain these documents from us without charge by visiting our web site  (http://www.cytec.com) or requesting them in writing or by telephone at the following address:

Cytec Industries Inc.

Investor Relations

Five Garret Mountain Plaza

West Paterson, NJ 07424

Telephone (973) 357-3100

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements include, among others, statements concerning our company’s outlook for 2000 and beyond, the accretiveness of acquisitions, the financial effects of divestitures, pricing trends, the effects of changes in foreign exchange rates and forces within the industry, the completion dates of and expenditures for capital projects, expected sales growth, cost reduction strategies and their results, long-term goals of our company and other statements of expectation, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.

All predictions as to future results contain a measure of uncertainty and accordingly, actual results could differ materially. Among the factors that could cause a difference are: changes in global and regional economies; changes in demand for our products or in the costs and availability of our raw materials; the actions of competitors; exchange rate fluctuations; the financial condition of joint venture partners; the success of our customers’ demands for price decreases; technological change; changes in employee relations, including possible strikes; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials transportation; environmental matters; the results of and recoverability of investments in associated companies and other unforeseen circumstances.

In light of these risks and uncertainties, we cannot assure you that the results and events contemplated by the forward-looking information contained in this prospectus will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements.

CYTEC INDUSTRIES

Unless indicated otherwise, the terms “our company,” “we,” “our” and “us” refer collectively to Cytec Industries Inc. and its subsidiaries. With respect to periods ending on or before December 17, 1993, which was the effective date of the transfer of substantially all the assets and liabilities of the chemicals business of American Cyanamid Company to us, the terms refer to the chemicals business of Cyanamid. Cyanamid was acquired by American Home Products Corporation in November 1994.

We are a global specialty chemicals and materials company which focuses on value-added products. We serve major markets for water and wastewater treatment, mineral processing, automotive and industrial coatings, plastics, adhesives, aerospace adhesives and composites, and chemical intermediates.

We develop, manufacture and market products in four general segments: water and industrial process chemicals, performance products, specialty materials and building block chemicals. Water and industrial process chemicals include water treating, mining and phosphine chemicals. Performance products include specialty resins, surfactants and specialty monomers and polymer additives. The specialty materials segment includes aerospace adhesives and advanced composites. Building block chemicals include acrylonitrile, hydrocyanic acid, acrylamide, melamine and sulfuric acid. We have manufacturing facilities in nine countries and sell our products worldwide.

We were incorporated under the laws of Delaware in 1993. Our executive offices are located at Five Garret Mountain Plaza, West Paterson, New Jersey 07424, telephone number (973) 357-3100. Our web site is located at www.cytec.com. The contents of our web site are not a part of this prospectus.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for our company for the periods indicated. For purposes of calculating the amount of earnings to fixed charges, earnings consist of earnings from continuing operations before income tax (benefit) expense plus dividends paid to us from associated companies plus fixed charges less capitalized interest net of amortization. Fixed charges consist of interest on indebtedness plus amortized premiums, discounts and deferred financing costs plus the portion of rentals representative of an interest factor.

	Nine Months Ended September 30, 2000	Year Ended December 31,
		1999	1998	1997	1996	1995
Ratio of earnings to fixed charges	6.6	6.1	6.9	11.9	19.4	32.0

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The debt securities will be general obligations of our company. The debt securities will be issued under an indenture (the “indenture”) dated as of March 15, 1998, between us and PNC Bank, National Association, as trustee (the “trustee”). In November 1998, The Chase Manhattan Bank acquired substantially all of the assets of the corporate trust business of PNC Bank, National Association (including the duties and rights of PNC Bank, National Association, under the indenture), and accordingly, The Chase Manhattan Bank is now the trustee under the indenture and also the registrar and paying agent. Subject to certain limitations imposed by the Trust Indenture Act of 1939, the trustee, under the indenture, in its individual or any other capacity, may become the owner or pledgee of our company’s securities and may otherwise deal with and collect obligations owed to it by our company and may otherwise deal with our company with the same rights it would have if it were not the trustee.

The following is a summary of the most important provisions of the indenture. A copy of the form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Section references below are to the applicable section in the indenture. The following discussion of certain provisions of the indenture is a summary only and does not purport to be a complete description of the terms and provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debt securities.

Ranking; Issuance In Series

The debt securities will rank equally and ratably with all of our other unsecured and unsubordinated obligations. The indenture does not limit the total amount of debt securities that we may issue under it, and we may issue debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, neither the indenture nor the debt securities limit the amount of other secured or unsecured debt that we may incur or issue.

We may issue debt securities in one or more separate series. The prospectus supplement relating to an offering of a particular series of debt securities will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the date or dates on which the principal and any premium of the debt securities of the series is payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series bear interest, if any, or the method by which such rate or rates are determined, the date or dates from which such interest accrues, the interest payment dates on which any interest is payable or the method by which such dates will be determined, our right, if any, to defer or extend an interest payment date, and the record dates for the determination of holders to whom interest is payable and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to that obligation;

•	if other than in U.S. dollars, the currency, currencies, currency unit or currency units in which the principal of, and any premium and interest on, the debt securities of the series is payable, and the manner of determining an equivalent amount of U.S. dollars;

•	any additions, modifications or deletions in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holder of any debt securities of the series to declare the principal, any premium or any interest on such debt securities immediately due and payable;

•	any trustee, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities of the series;

•	any terms of any guarantee of the payment of principal, any premium and any interest, with respect to the debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect;

•	any other terms of the debt securities of the series not inconsistent with the provisions of the indenture.

Tax Considerations

Important Federal income tax consequences and special considerations applicable to any series of debt securities will be described in the prospectus supplement.

Denominations, Registration, Payment and Transfer

In the absence of any other specification in the form of debt security for any series, the debt securities of each series shall be issuable in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000.

Debt securities of any series may be exchanged for debt securities of the same series in other authorized denominations in an equal aggregate principal amount. Debt securities may also be presented for registration or transfer, and the transferee or transferees will receive new debt securities of the same series in authorized denominations in an equal aggregate principal amount. Debt securities to be exchanged or transferred must be presented at the office of the registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities. Debt securities presented for exchange or registration of transfer must be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in a form satisfactory to us and the trustee and duly executed by, the holder of these debt securities or his attorney who has been duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer. We will not assess a service charge.

We will appoint the trustee as registrar and paying agent under the indenture. We may at any time designate additional transfer agents or paying agents with respect to any series of debt securities or from time to time change those designations or approve a change in their locations.

We are not required to exchange or register a transfer of (a) any debt securities of any series for a period of 15 days preceding the first mailing of notice of redemption for those series to be redeemed, or (b) any debt securities selected, called or being called for redemption except for the portion of any debt security to be redeemed in part, which is not redeemed.

The payment of principal of, and any premium and any interest on, debt securities will be made at the office of the trustee for those debt securities in the City of New York or at the office of a paying agent or paying agents that we may designate from time to time. At our option, however, we may pay any interest by check mailed to the address of the person entitled to it as that address appears in the register for those debt securities. The payment of any interest on debt securities will be made to the person in whose name that debt security is registered at the close of business on any record date for that interest, except in the case of defaulted interest.

Global Debt Securities

Unless otherwise specified in a prospectus supplement for a particular series of debt securities, each series of debt securities will be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series (a “global security”). Global securities will be registered with, or in the name of, the depositary, which will be the sole direct holder of the global securities. Any person wishing to own a debt security must do so indirectly through an account with a broker, bank or other financial institution that, in turn, has an account with the depositary.

Special Investor Considerations for Global Securities.    Our obligations with respect to the debt securities, as well as the obligations of the trustee, run only to persons who are registered holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if that recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to transfers of debt securities.

You should be aware that when debt securities are issued in the form of global securities and for so long as the depositary, or its nominee, is the registered owner or holder of such global securities:

•	such depositary or nominee will be considered the sole owner or holder of the debt securities;

•	you cannot have debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will not be considered holders of debt securities under the indenture;

•	you must look to your bank or brokerage firm for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies or other institutions that are required by law to hold the physical certificates of debt securities that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security. Neither we nor the trustee have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security, and neither we nor the trustee supervise the depositary in any way; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

Situations When the Global Security Will Be Terminated.    If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, we shall appoint a successor depositary. If we do not appoint a successor depositary within 90 days, we will issue individual debt securities for such series in exchange for the global security representing such series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, decide to terminate a global security. (Section 2.18) In such an event, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities.

Certain Definitions

Certain terms defined in Section 1.01 of the indenture are summarized below.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as of the date of determination, the lesser of (i) the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) or (ii) the present value of the total obligations of the lessee for rental payments from the date of determination until the first possible termination date of the lease included in such Sale/Leaseback Transaction, plus the present value of any termination payment then due. For purposes of this definition, (x) the present value of the total obligations of the lessee for rental payments and for any termination payment shall be discounted at a rate of 100 basis points above the yield to maturity (as of the date of determination) on 10-year United States Treasury securities and (y) rental payments shall not include (A) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (B) contingent rent, such as that based on sales.

“Consolidated Net Tangible Assets” means total assets (net of applicable reserves) as determined in accordance with generally accepted accounting principles in the United States of America as in effect from time to time, less (i) total current liabilities, except for (A) notes and loans payable, (B) current maturities of Long-Term Debt and (C) current maturities of obligations under capital leases, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as reflected in our most recent consolidated balance sheet preceding the date of a determination.

“Debt” means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the date the Debt was created.

“Principal Property” means any manufacturing plant or facility (together with the land upon which it is erected and fixtures comprising a part thereof) located in the United States of America (excluding territories and possessions) now owned or hereafter acquired by us or any Restricted Subsidiary the net book value of which, as of the date of determination, exceeds 1.5% of Consolidated Net Tangible Assets, except any such plant or facility which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)5, 142(a)6, 142(a)10 or 144(a) of the Internal Revenue Code of 1986, as amended, or any successor provision thereof, or which in the opinion of the board of directors of our company is not of material importance to the total business conducted by our company and its subsidiaries as a whole. The net book value of any manufacturing plant or facility shall mean the gross cost of the assets of such plant or facility less the accumulated depreciation with respect to such assets, calculated in accordance with GAAP and in the case of composite depreciation allocated in accordance with our accounting policies.

“Restricted Subsidiary” means (i) any Subsidiary which has substantially all of its assets located in the United States of America (excluding territories and possessions) and which owns a Principal Property and (ii) any Subsidiary which owns stock or indebtedness of a Restricted Subsidiary; provided, however, that the term “Restricted Subsidiary” shall not mean any Subsidiary (x) engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company or (y) which conducts substantially all of its business outside of the United States of America (excluding its territories or possessions) or the principal assets of which are stock or indebtedness of corporations which conduct substantially all of their business outside the United States of America (excluding territories and possessions).

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby our company or a Subsidiary transfers such property to a person and our company or a Subsidiary leases it from such person.

“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) our company, (ii) our company and one or more Subsidiaries or (iii) one or more Subsidiaries.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the Unites States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable at the issuer’s option.

Certain Covenants

Our principal covenants under the indenture relate to limitations on liens, restrictions on stock dispositions and maintenance of corporate existence. The following summarizes these covenants.

Limitation on Liens.    The indenture provides that, so long as any debt securities issued under the indenture are outstanding, we shall not, and shall not permit any of our Restricted Subsidiaries to, incur, issue, assume or guarantee any Debt secured by a mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien (“Liens”) on any Principal Property of our company or of any Restricted Subsidiary, or on any shares of stock of any Restricted Subsidiary, without effectively providing that the debt securities, together with any other Debt of our company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the debt securities, shall be secured equally and ratably with, or prior to, such secured Debt so long as such secured Debt is so secured. This restriction will not apply to Debt convertible into shares of capital stock of a Restricted Subsidiary (to the extent that such Debt is secured by such capital stock) or Debt secured by:

(a)  Liens on property or shares of stock of a business existing as of the date of the indenture;

(b)  Liens securing only the debt securities;

(c)  Liens on the property or stock of a person which are existing at the time (A) such property becomes a Principal Property or (B) such person becomes a Restricted Subsidiary, is merged into or consolidated with our company or any Subsidiary, or another Subsidiary merges into or consolidates with such person (in a transaction in which such person becomes a Restricted Subsidiary) and which Liens were not incurred in anticipation of such transaction and were outstanding prior to such transaction;

(d)  Liens in favor of our company or any Restricted Subsidiary;

(e)  Liens in favor of any government body to secure progress, advance or other payments under any contract or provision of any statute;

(f)  Liens on property or stock existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(g)  Liens on property or stock to secure the payment of all or any part of the purchase price or construction cost of such property or stock, or to secure any Debt incurred prior to, at the time of or within 180 days after the acquisition of such property or shares of stock, the completion of any such construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost of such property or stock; provided that such Liens shall be limited to all or a part of such property or stock (plus improvements on property);

(h)  any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien referred to in clauses (a) through (g); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the same property or stock that secured the Lien that was extended, renewed or replaced (plus improvements on such property); and

(i)  Liens securing Debt, the aggregate principal amount of which, when added to (A) the aggregate amount of all Attributable Debt of our company and its Restricted Subsidiaries in respect to Sale/Leaseback Transactions existing at such time which would not otherwise be permitted under the covenant described under “Limitation on Sale/Leaseback Transactions” below but for the second paragraph thereof and (B) the aggregate outstanding principal amount of all other Debt of the Restricted Subsidiary which Debt would not otherwise be permitted under this covenant but for this clause (i), does not exceed 10% of Consolidated Net Tangible Assets. (Section 4.03)

Limitation on Sale and Leaseback Transactions.    Neither we nor any Restricted Subsidiary will enter into any Sale/Leaseback Transaction with respect to any Principal Property unless:

(a)  the lease has a term of three years or less;

(b)  the lease is between our company and a Restricted Subsidiary or between Restricted Subsidiaries;

(c)  our company or a Restricted Subsidiary under any of clauses (a) through (h) under the heading “Limitation on Liens” could create a Lien on the property to secure Debt at least equal to the amount of Attributable Debt for the lease; or

(d)  within 180 days of the effective date of the lease, our company or a Restricted Subsidiary retires Long-Term Debt of our company (other than debt that is subordinate to the debt securities) or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. (Section 4.04)

Notwithstanding the previous paragraph, our company or any Restricted Subsidiary may enter into any Sale/Leaseback Transaction (which would otherwise be subject to the foregoing restrictions) if the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

•	the amount of the Attributable Debt of our company and its Restricted Subsidiaries in respect of such Sale/Leaseback Transaction;

•	the aggregate outstanding principal amount of all Debt of our company and its Restricted Subsidiaries which would not otherwise be permitted under the covenant under “Limitation on Liens” but for clause (i) of that section; and

•	the aggregate amount of all other Attributable Debt in respect of Sale/Leaseback Transactions existing at such time which would not otherwise be permitted under this covenant but for this paragraph.

Limitations on Consolidation, Merger, Sale or Conveyance.    Under the indenture, so long as debt securities are outstanding, we will not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all of our assets with or to any person, unless:

•	the successor or purchaser is a corporation organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and expressly assumes through a supplemental indenture, delivered to the trustee, in a form that satisfies the trustee, all of our obligations under the indenture and the debt securities;

•	immediately after giving effect to that transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel that each states that such consolidation, merger or sale of assets and such supplemental indenture comply with the indenture. (Section 5.01)

Events of Default

Any one of the following events will constitute an event of default with regard to any series of debt securities under the indenture:

(a)  default continued for 30 days in payment of any installment of interest on any of the debt securities of that series when due and payable;

(b)  default in payment of all or any part of the principal on any of the debt securities of that series when due and payable either at maturity, upon any redemption, by declaration or otherwise;

(c)  default in the payment of any sinking fund installment as and when the same becomes due and payable by the terms of the debt securities of that series;

(d)  default in the performance, or breach, of any of our covenants or warranties in respect of the debt securities of that series and continuance of that default or breach for a period of 60 days after written notice as provided in the indenture;

(e)  the voluntary or involuntary bankruptcy, insolvency, or reorganization under any applicable law of our company or any Restricted Subsidiary; or

(f)  the occurrence of any other event of default provided with respect to securities of such series. (Section 6.01)

However, a default under clause (d) will not constitute an event of default with respect to debt securities under such a series until the trustee or holders of at least 25% in principal amount of the outstanding debt securities of such series notify us of the default and we do not cure such default within the time specified after receipt of such notice. Any event of default with respect to one series of debt securities is not necessarily an event of default for another series.

If an event of default (other than specified in clause (e)) with respect to debt securities of any series occurs and is continuing, the principal amount of all outstanding debt securities of that particular series may be declared due and payable immediately by either the trustee or the holders of at least 25% in principal amount of all outstanding debt securities under the indenture. (Section 6.02) If an event of default specified in clause (e) with respect to debt securities of any series occurs and is continuing, the principal amount on all debt securities of such series shall become immediately due and payable without any declaration or other act on the part of the trustee or any holder of debt securities of such series. (Section 6.02) If debt securities of any series are original issue discount debt securities, then only the amount of the principal of those debt securities then outstanding as may be specified in the terms of that series and any accrued interest on that specified principal amount may be accelerated.

The holders of a majority in the principal amount of debt securities may waive all defaults and annul and rescind a declaration of maturity of some or all of the debt securities if all payments other than the accelerated amounts have been made and all events of default have been cured, waived or otherwise remedied as provided in the indenture. Any such waiver, annulment and rescission must occur before a judgment or decree for amounts due has been obtained or entered. However, the consent of each security holder affected is required in order to waive a default in the payment of the principal of or interest on any debt securities or any covenant or provision of the indenture which specifically requires the consent of the holder of each debt security affected.

The indenture requires us to file with the trustee annually a written statement as to any defaults in the performance or fulfillment of any of our covenants, agreements or conditions contained in the indenture. (Section 4.07) The indenture provides that if the trustee considers it in the interests of the holders of the debt securities of any series, the trustee may withhold notice to the holders of debt securities of that series of any default other than a default in the payment of principal of, or interest on, the debt securities of that series. (Section 7.05)

Except for the trustee’s duty during an event of default to act with the required standard of care, the trustee is under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. (Section 7.01) Subject to these provisions for indemnification, the holders of a majority in principal amount of the debt securities of each series affected, voting as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.05)

No holder of debt securities of any series will have any right by virtue of the indenture to institute any legal action or proceeding with respect to the indenture, unless

•	that holder has previously given to the trustee written notice of a continuing default;

•	the holders of not less than 25% in principal amount of the debt securities of that series then outstanding have made written request on the trustee to institute such action or proceeding and have offered to the trustee any reasonable indemnity that the trustee may require relating to their request;

•	the trustee fails to institute the requested proceeding within 60 days; and

•	no direction inconsistent with such written request has been given to the trustee by the holders of a majority in principal amount of the debt securities of such series then outstanding. (Section 6.06)

These limitations do not apply to a suit for enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 6.07)

Defeasance and Covenant Defeasance

The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect, subject to certain conditions, to be discharged from our obligations with respect to the debt securities of that series, subject to limited exceptions (“legal defeasance”) and/or to be released from our obligations with respect to any series of debt securities under the covenants in the indenture (“covenant defeasance”).

To make either of these elections, we must irrevocably deposit in trust with the trustee money or U.S. Government Obligations or a combination of the two sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and interest on the outstanding debt securities of that series on the maturity of that principal or interest. We must also comply with certain other conditions set forth in the indenture, including delivering to the trustee a certificate stating that we have received from, or there has been published by, the Internal Revenue Service a ruling confirming that the defeasance will not cause the holders of the debt securities to recognize income gain or loss for Federal income tax purposes, and that as a result of the defeasance, the debt security holder will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. (Sections 8.01, 8.02)

Modification and Waiver

The indenture provides that we and the trustee may modify or amend the indenture with the consent of the holders of a majority in principal amount of the debt securities at the time outstanding of all series affected by the proposed additions or changes. However the consent of the holder of each debt security is required, among other things, in order to:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment or to a waiver of any default hereunder and its consequences as provided herein;

•	reduce the rate or extend the time for payment of interest on any debt security of such series;

•	reduce the principal of any debt security of such series or extend the stated maturity of any debt security of such series;

•	reduce the premium payable upon the redemption of any debt security of such series or change the time at which any debt security of such series may or shall be redeemed in accordance with the indenture;

•	impair the right to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security of such series after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); or

•	make any debt security of such series payable in money other than that stated in such debt security. (Section 9.02)

In addition, without the consent of the holders of any of the debt securities issued under the indenture, we and the trustee may modify the indenture to, among other things, cure any ambiguity or to correct or supplement any defective or inconsistent provision or to make other provisions in regard to matters or questions arising under the indenture as we may deem necessary or desirable and which do not adversely affect the interests of the holders of the debt securities. (Section 9.01)

PLAN OF DISTRIBUTION

We may sell the debt securities to one or more underwriters for a public offering by them. We may also sell debt securities to investors directly or through agents or dealers. The prospectus supplement will include the names of any underwriters, agents or dealers to be used in the distribution.

The debt securities may be offered and sold at a fixed price or prices, which may be changed from time to time. They may also be offered and sold from time to time at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. We may also, from time to time, authorize underwriters acting as our agents to offer and sell the debt securities. A prospectus supplement will include the terms of these arrangements. If debt securities are sold through an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters. The prospectus supplement will include the names of the specific managing underwriter or underwriters and other underwriters, and the amount of debt securities to be underwritten by those underwriters. The prospectus supplement will also have the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers. The underwriters will use this prospectus and the prospectus supplement to sell the debt securities. The underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent.

In connection with the sale of debt securities, underwriters may be considered to have received compensation from us in the form of underwriting discounts or commissions. They may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may sell securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, and they may also receive commissions from the purchasers for whom they may act as agent.

The prospectus supplement will set forth any underwriting compensation paid by us to underwriters or agents in connection with the offering of debt securities, as well as any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act. Also any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for various expenses.

If we use a dealer in the sale of the debt securities, we will sell the debt securities to the dealer, as principal. The dealer may then resell these debt securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will name these dealers and the terms of these arrangements.

We may offer and sell the debt securities directly to institutional investors or others. These parties may be deemed to be underwriters under the Securities Act with respect to their resales. The prospectus supplement will include the terms of these transactions.

The debt securities may or may not be listed on a national securities exchange or a foreign securities exchange. The debt securities may not have an established trading market. No assurances can be given that there will be a market for any of the debt securities.

Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The legality of the securities will be passed upon for us by Edward F. Jackman, Vice President, General Counsel and Secretary of our company, and for the underwriters, dealers or agents, if any by Cravath, Swaine & Moore LLP, New York, New York. Mr. Jackman beneficially owns, or has right to acquire under employee benefit plans, an aggregate of less than 1% of our common stock. Cravath, Swaine & Moore LLP has from time to time acted as counsel for our company, and may do so in the future.

EXPERTS

The consolidated financial statements and the related financial statement schedules of Cytec Industries Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$200,000,000

Cytec Industries Inc.

4.60% NOTES DUE 2013

PROSPECTUS SUPPLEMENT

June 24, 2003

ABN AMRO Incorporated
Wachovia Securities
Citigroup
Credit Lyonnais Securities
PNC Capital Markets, Inc.